United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2006
Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)
(302) 734-6799
(Registrant’s Telephone Number, including Area Code)

(Former name, former address and former fiscal year, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
On November 29, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Chesapeake Utilities Corporation (the “Company”) approved the following compensation arrangements for certain executive officers of the Company.
2007 Performance Incentive Awards
Corporate Executive Officers
Pursuant to its authority under the Company’s Performance Incentive Plan, the Committee approved equity-based awards to John R. Schimkaitis, President and Chief Executive Officer and Michael P. McMasters, Senior Vice President and Chief Financial Officer. According to the terms of the awards, each executive officer is entitled to earn, in the form of restricted stock, up to a specified number of shares of the Company’s common stock (“Contingent Performance Shares”) depending on the extent to which pre-established performance goals (the “Performance Goals”) are achieved by the Company during the year ended December 31, 2007 (the “2007 Award Year”). If the Company achieves the established goals and objectives under the Company’s long-term strategic plan, and meets or exceeds the pre-established total return to shareholders as measured by the performance of the Company’s stock price (including the reinvestment of dividends), in relation to an index of industry peers, each executive officer is entitled to receive 25% of his annual award of the Contingent Performance Shares relative to each of these Performance Goals. In addition, if the Company meets or exceeds the target earnings per share growth, each executive officer is entitled to receive 50% of his annual award of the Contingent Performance Shares with a payout range of 75% to 125% dependent upon the actual earnings per share growth. The Contingent Performance Shares, to the extent earned, will be issued to the applicable executive officer following 2007, but will be subject to restrictions on transfer or sale by the applicable executive officer for the three-year period from the date of issuance. During the three-year period, the holder is entitled to receive all dividends paid on the shares.
On or before September 30, 2007, the applicable executive officer may elect to receive, at the end of the 2007 Award Year, in lieu of the Contingent Performance Shares that he is entitled to earn, a number of shares of restricted stock equal to 25% of the maximum number of his Contingent Performance Shares without regard to whether the Performance Goals are achieved (“non-performance shares”). The non-performance shares will be subject to restrictions on transfer or sale by the applicable executive officer for, and (subject to certain exceptions) will be subject to forfeiture if the employment of the applicable executive officer terminates during the three-year period following the date of issuance.
Business Unit Executive Officers
Pursuant to its authority under the Company’s Performance Incentive Plan, the Committee approved equity-based awards to Stephen C. Thompson, Senior Vice President, and S. Robert Zola, President of Sharp Energy, Inc., if applicable targets are achieved for the one-year period ending December 31, 2007 and the three-year period ending on December 31, 2008. For 2007, the Committee awarded Contingent Performance Shares to Messrs. Thompson and Zola each consisting of two components. The first component entitles Messrs. Thompson and Zola to earn in the form of restricted stock, up to 30% of the annual award of Contingent Performance Shares if the Company meets or exceeds a pre-established total return to shareholders as measured by the performance of the Company’s stock price (including the reinvestment of dividends), in relation to an index of industry peers during the period beginning January 1, 2007 and ending December 31, 2007. The second component entitles Messrs. Thompson and Zola to earn in the form of restricted stock, up to 70% of their individual annual award of Contingent Performance Shares if each executive meets or exceeds the Performance Goals set forth for his respective business unit. Mr. Thompson will earn the award if the Company’s natural gas segment achieves the target average pre-tax return on average investment for the three-year period of January 1, 2006 to December 31, 2008. Mr. Zola will earn the award if the Company’s Delmarva propane distribution operation meets or exceeds the target earnings before interest and taxes amount for the three-year period January 1, 2006 to December 31, 2008. The 2007 Contingent Performance Shares, to the extent earned, will be issued to the applicable executive officer following the end of the award year, but will be subject to restrictions on transfer or sale by the applicable executive officer for the three-year period from the date of issuance. During the three-year period, the holder is entitled to receive all dividends paid on the shares.
On or before September 30, 2007, the applicable executive officer may elect to receive, at the end of the 2007 Award Year, in lieu of the Contingent Performance Shares that he is entitled to earn a number of shares of restricted stock equal to 25% of the maximum number of his annual Contingent Performance Shares without regard to whether the Performance Goals are achieved (“non-performance shares”). The non-performance shares will be subject to restrictions on transfer or sale by the applicable executive officer for, and (subject to certain exceptions) will be subject to forfeiture if the employment of the applicable executive officer terminates during the three-year period following the date of issuance.
2007 Short-Term Bonus Awards
Under the Company’s Cash Bonus Incentive Plan, the Committee approved target cash bonus awards, measured as a percentage of base salary, and the performance targets, for each of Messrs. Schimkaitis, McMasters, Thompson and Zola. The approved performance targets, which vary according to the applicable executive officer, are based on the following performance criteria: (i) earnings per share, (ii) pre-tax return on average investment of the Company’s regulated natural gas operations and (iii) earnings before interest and taxes of the Company’s Delmarva propane distribution operations. The amount of each executive officer’s cash bonus for 2007 will vary depending on the extent to which the applicable performance targets are achieved.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
Chesapeake Utilities Corporation

/s/ Michael P. McMasters Michael P. McMasters Senior Vice President and Chief Financial Officer
Date: December 5, 2006